UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2016

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CoroWare, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	000-33231	95-4868120
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 108th Avenue Northeast, Suite 1900
Bellevue, WA 98004
 (Address of principal executive offices)

(800) 641-2676
(Registrant's telephone number, including area code)

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Copies to:

Gary L. Blum, Esq.
Law Offices of Gary L. Blum
3278 Wilshire Boulevard, Suite 603
Los Angeles, CA 90010
Phone: (213) 381-7450
Fax: (213) 384-1035

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or of Disposal Activities.

See the entry below for Item 8.01 Other Events.

Item 8.01 Other Events.

The Board of Directors of CoroWare, Inc., at a meeting held on October 28, 2016, has determined that CoroWare, Inc. and all of its subsidiaries (“CoroWare) shall cease operations on or about November 1, 2016 as a consequence of CoroWare’s insufficient cash reserves, accumulated tax and debt liabilities, and certain recent events resulting from the Notice of Default from YA Global Investments, LP (“YA Global”) received on October 22, 2016. CoroWare filed a Form 8-K/A on October 27, 2016 describing the Notice of Default dated October 22, 2016 on a Debenture in favor of YA Global and pursuant to which YA Global has accelerated the amount to be immediately due and owing under the Debenture to be a total of $2,885,607.98 ($2,769,990.00 principal and $115,617.98 interest (as of Oct. 18, 2016)).

Moreover, YA Global Investments has asserted its security interest in all CoroWare assets, including accounts receivable payments from CoroWare’s customers; and has elected to receive all outstanding accounts payable payments due and owing to CoroWare directly from those customers.  This action impacted CoroWare’s ability to satisfy all short term and long term financial obligations.

As a result, the Board of Directors intends to wind down the operations of CoroWare, Inc. and all of its subsidiaries in an orderly fashion.  At the time of this filing, CoroWare is unable in good faith to determine an estimate of the total costs (or range of costs) to be incurred that will be associated with this course of action.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COROWARE, INC.

Date: October 28, 2016	By:	/s/ Lloyd Spencer
Lloyd Spencer
Chief Executive Officer